Exhibit 99.1

Albireo Reports Q3 Financial Results and Business Update

– BylvayTM (odevixibat) approved in the U.S. and Europe, partial Q3 ’21 revenue of $1.1 million–

– ASSERT & BOLD Phase 3 studies enrolling, on track for topline data readouts –

– 12 abstracts accepted at AASLD & NASPGHAN scientific congresses –

– A3907 Phase 1 topline data expected in Q4’21, A2342 composition of matter allowed –

– $120M in additional non-dilutive capital from sale of PRV and partnership agreement in Japan –

– Elobixibat royalty revenue of $2.6 million to be passed on to HealthCare Royalty Partners –

– Company to host a conference call and webcast today at 10:00 a.m. ET –

BOSTON, MA — November 4, 2021 — Albireo Pharma, Inc. (Nasdaq: ALBO), a rare liver disease company developing novel bile acid modulators, today provided a business update and reported financial results for the third quarter ended September 30, 2021.

“With Bylvay now available, the positive responses from prescribers, patients and payors have translated to early sales,” said Ron Cooper, President and Chief Executive Officer of Albireo. “Launching Bylvay successfully and delivering on expectations is our focus while advancing our Phase 3 studies for additional indications in Alagille syndrome and biliary atresia. Beyond Bylvay, our two next generation bile acid modulators, A3907 and A2342, are getting closer to value generating inflection points.”

Recent and Upcoming Highlights

Bylvay (odevixibat)

•	Bylvay was approved by the U.S. Food & Drug Administration (FDA) on July 20, 2021 as the first drug for the treatment of pruritus in all types of progressive familial intrahepatic cholestasis (PFIC). Bylvay was available days after approval and the U.S. commercial launch is underway with prescriptions and sales being generated.

•	In Europe, Bylvay was authorized for the treatment of PFIC by the European Commission (EC) and UK Medicines and Healthcare Products Regulatory Agency (MHRA). Bylvay is currently available in Germany and is expected to become available for sale in additional European countries following country price listings and reimbursement approvals.

•	Albireo completed an exclusive distribution and supply agreement with Swixx BioPharma AG in Central and Eastern Europe. This follows agreements with Medison Pharma, Ltd. in Israel, GEN İlaç in Turkey, Genpharm Services in Saudi Arabia and other Gulf countries and Jadeite Medicines Inc. in Japan, all of which are expected to drive availability of Bylvay in key markets globally.

•	The Company had five abstracts from the PEDFIC 1 and PEDFIC 2 studies of Bylvay accepted at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting® to be held November 12 – 15, 2021. The data being presented show evidence of long-term safety and efficacy; evidence of disease modification; improvements in hepatic health, growth and sleep that reduce the disease burden as well as improvement in serum bile acids and improvement in pruritus symptoms for all types of PFIC. These data further contribute to the largest body of prospective data collected in patients with PFIC.

•	Five abstracts were accepted at the 2021 North American Society for Pediatric Gastroenterology, Hepatology & Nutrition (NASPGHAN) Annual Meeting to be held December 12 – 18, 2021. Highlighted PFIC data from the Phase 3 PEDFIC 1 and PEDFIC 2 studies of Bylvay showed correlations in serum bile acid reductions and long-term improvements in pruritus and sleep; treatment with Bylvay had considerable impact on quality of life of patients and their caregivers as well as efficacy and safety of Bylvay in PFIC patients with prior partial external biliary diversion. There will also be a poster presentation on the ASSERT study design for Alagille syndrome.

•	The Company continues to enroll and dose patients in the Phase 3 ASSERT Study, a pivotal trial of Bylvay in patients with Alagille syndrome and remains on track to report topline data in 2022.

•	The Phase 3 BOLD Study, which is the first and only pivotal trial of an ileal bile acid transporter (IBAT) inhibitor in biliary atresia, remains on track to report topline data in 2024. Biliary atresia is the largest pediatric cholestatic liver disease.

•	The Bylvay Phase 2 study in Alagille syndrome, biliary atresia and PFIC patients was published in the Clinics and Research in Hepatology and Gastroenterology October issue. Study results from the open-label, multi-center study in pediatric patients with cholestatic liver disease showed Bylvay was well tolerated, reduced serum bile acids and improved pruritus and sleep. Data also showed reduced pruritus correlated significantly with reduced serum bile acids. No serious adverse events were treatment related; most adverse events were transient. No diarrhea was reported during the treatment period.

Pipeline: Next Generation Bile Acid Modulators

•	Clinical development continues for A3907, the first oral systemic apical sodium-dependent bile acid transporter (ASBT) inhibitor being developed for adult cholestatic liver diseases. A Phase 1, first-in-human, double-blind, single and multiple ascending dose study in healthy adult subjects to investigate the safety, tolerability, pharmacokinetics and pharmacodynamics of an A3907 oral formulation is underway with data readout expected by end of year.

•

Two posters on A2342 will be presented at AASLD The Liver Meeting®, with data showing inhibition of hepatitis B viral entry and replication in preclinical models as well as effects in serum bile acids in organic anion transporting polypeptide (OATP) KO mice and in cynomolgus monkeys, a species expressing human-like OATPs, indicating target engagement. IND-enabling studies for A2342 are currently being completed for the first potent oral systemic sodium-taurocholate co-transporting peptide (NTCP) inhibitor for development in viral and cholestatic liver diseases, demonstrating Albireo’s leading position in the science of bile acid modulation.

•	A2342 composition of matter patent allowed in the U.S., with expiration in 2040 upon grant.

Corporate

•	In October, the Company entered into an exclusive licensing agreement with Jadeite Medicines, Inc. for the development and commercialization of Bylvay in Japan for PFIC, ALGS and biliary atresia. Under the terms of the agreement, Jadeite Medicines, a biopharmaceutical platform company focused on developing innovative pharmaceutical products, will be responsible for clinical development, regulatory approval and commercialization of Bylvay in Japan, where there is significant market opportunity. In addition to an upfront payment of $15 million, Albireo is entitled to receive up to $120 million in milestone payments and double-digit royalties.

•	On September 7, the Company entered into a definitive agreement to sell the rare pediatric disease Priority Review Voucher (PRV). The PRV was granted to Albireo in July 2021 under an FDA provision that encourages the development of treatments for rare pediatric diseases. The non-dilutive capital from the sale further strengthens the Company’s financial position.

•	The Company presented a corporate overview at several investor conferences during the quarter, including the 2021 Wedbush PacGrow Healthcare Virtual Conference, the 2021 Virtual Wells Fargo Healthcare Conference, the H.C. Wainwright 23rd Annual Global Investment Conference and the Baird 2021 Global Healthcare Conference.

Third Quarter 2021 Financial Results

•	Bylvay net revenue was $1.1 million for the third quarter of 2021. Bylvay was approved during this quarter, therefore revenue is from a partial quarter and there was no product revenue for the third quarter of 2020.

•	Royalty revenue was $2.6 million for the third quarter of 2021, compared with $2.1 million for the third quarter of 2020, an increase of $0.5 million. The increase relates to estimated royalty revenue to be received from EA Pharma for elobixibat for the treatment of chronic constipation which is passed on to HealthCare Royalty partners.

•	Cost of product revenue was $0.4 million for the third quarter of 2021. Following Bylvay approval certain manufacturing and quality headcount costs are now included in cost of product revenue. There were no material costs, as materials related to current product sold was expensed prior to approval. Bylvay was approved during this quarter, therefore there was no cost of product revenue for the third quarter of 2020.

•	R&D expenses were $21.1 million for the third quarter of 2021 compared with $22.2 million for the third quarter of 2020, a decrease of $1.1 million. The decrease in R&D expenses for the 2021 period were principally due to the completion of the PEDFIC1 study and the completion of the elobixibat Phase 2 trial in NASH in the third quarter 2020 offset by increases in expenses related to the Bylvay Phase 3 studies and early assets.

•	Selling, general and administrative expenses were $17.6 million for the third quarter of 2021 compared with $11.7 million for the third quarter of 2020, an increase of $5.9 million. The increase is attributable to personnel and related expenses as we continue to increase our headcount, and commercial expenses to launch Bylvay.

•	Net income for the third quarter of 2021 was $57.1 million compared to a net loss of $30.7 million for the third quarter of 2020 driven by the onetime sale of the PRV sales. Earnings per share for the third quarter of 2021 were $2.90 on a fully diluted basis, compared to ($1.96) for the third quarter of 2020.

•	The Company had cash and cash equivalents of $262.6 million as of September 30, 2021, compared to $186.3 million at June 30, 2021. The 2021 operating cash burn guidance has been $130-$135 million and it’s expected to be closer to $130 million. During the third quarter of 2021, an additional $103.4 million of net proceeds were received from the completed sale of the Priority Review Voucher. An additional $15 million cash upfront fee from the recently announced Japan licensing agreement due to be received in the fourth quarter of 2021. As a result, cash and cash equivalents are anticipated to be sufficient to fully fund the launches of Bylvay and the next stages of the early asset portfolio. 2021 revenue from Bylvay is anticipated to be $3-4 million.

November 4 Conference Call

To access the live conference call by phone, please dial 877-407-0792 (domestic) or 201-689-8263 (international) and provide the access code 13723976. Live audio webcast will be accessible from the Media & Investors page of Albireo’s website. To ensure a timely connection to the webcast, it is recommended that participants register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will be available for replay on the Events & Presentations section of the Media & Investors page of Albireo’s website for 3 months following the event.

November 16 Post-AASLD Conference Call

Albireo will host a post-AASLD conference call and live audio webcast on November 16 at 10:00am EST. Presenters will include Ron Cooper, President and Chief Executive Officer; Patrick Horn, M.D., Ph.D., Chief Medical Officer and Jan Mattsson, Ph.D., Chief Scientific Officer and Co-Founder. To access the live conference call by phone, please dial 877-407-0792 (domestic) or 201-689-8263 (international) and provide the access code 13724001.The virtual event will also be accessible from the Albireo Media and Investors page. To ensure a timely connection to the webcast, it is recommended that participants register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will be available for replay on the Events & Presentations section of the Media & Investors page of Albireo’s website for 3 months following the event.

About Bylvay (odevixibat)

Bylvay is the first drug approved in the U.S. for the treatment of pruritus in patients 3 months of age and older in all types of progressive familial intrahepatic cholestasis (PFIC). The European Commission (EC) and UK Medicines and Healthcare Products Regulatory Agency (MHRA) have also granted marketing authorization of Bylvay for the treatment of PFIC in patients aged 6 months or older. Bylvay is available for sale in Germany and will be available for sale in other European countries following pricing and reimbursement approval. A potent, once-daily, non-systemic ileal bile acid transport inhibitor, Bylvay acts locally in the small intestine. Bylvay can be taken as a capsule for older children, or opened and sprinkled onto food, which are factors of key importance for adherence in a pediatric patient population. The medicine can only be obtained with a prescription and treatment should be started and supervised by a doctor who has experience in the management of PFIC. For more information about using Bylvay, see the package leaflet or contact your doctor or pharmacist. For full prescribing information, visit www.bylvay.com.

In the U.S. and Europe, Bylvay has orphan exclusivity for its approved PFIC indications, and orphan designations for the treatment of Alagille syndrome, biliary atresia and primary biliary cholangitis. Bylvay is being evaluated in the ongoing PEDFIC 2 open-label trial in patients with PFIC, in the BOLD Phase 3 study for patients with biliary atresia and the ASSERT Phase 3 study for Alagille syndrome.

About Albireo

Albireo Pharma is a rare disease company focused on the development of novel bile acid modulators to treat rare pediatric and adult liver diseases. Albireo’s lead product, Bylvay, was approved by the U.S. FDA as the first drug for the treatment of pruritus in all types of progressive familial intrahepatic cholestasis (PFIC), and it is also being developed to treat other rare pediatric cholestatic liver diseases with Phase 3 trials in Alagille syndrome and biliary atresia, as well as an Open-label Extension (OLE) study for PFIC. In Europe, Bylvay has been approved for the treatment of PFIC and has been submitted for pricing and reimbursement approval. The Company is progressing a Phase 1 clinical trial for A3907 to advance development in adult cholestatic liver disease, with IND-enabling studies moving ahead with A2342 for viral and cholestatic liver disease. Albireo was spun out from AstraZeneca in 2008 and is headquartered in Boston, Massachusetts, with its key operating subsidiary in Gothenburg, Sweden. The Boston Business Journal named Albireo one of the 2019 and 2020 Best Places to Work in Massachusetts. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: Albireo’s commercialization plans and expectations for commercializing Bylvay in the U.S. and Europe; the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of Bylvay, A3907, A2342 or any other Albireo product candidate or program; the pivotal trial for Bylvay in biliary atresia (BOLD); the pivotal trial for Bylvay in Alagille syndrome (ASSERT); the Phase 1 trial for A3907; the IND-enabling studies for A2342; the target indication(s) for development or approval; the size, design, population, location, conduct, cost, objective, enrollment, duration or endpoints of any clinical trial, or the timing for initiation or completion of or availability or reporting of results from any clinical trial, including the long-term open-label extension study for Bylvay in PFIC, the BOLD and ASSERT trials, Phase 1 trial for A3907 and the IND-enabling studies for A2342; expectations that biliary atresia is one of the most common rare pediatric liver diseases and is the leading cause of liver transplants in children; potential regulatory approval by and discussions with the FDA or EMA regarding our programs; expectations that the Company’s distribution and supply agreements will drive availability of Bylvay in key markets globally, and potential revenue that may be generated by such agreements; potential regulatory approval and plans for potential commercialization of Bylvay in countries outside of the U.S. and Europe, including Japan; the potential benefits or competitive position of Bylvay or any other Albireo product candidate or program or the commercial opportunity in any target indication; the potential effects of Bylvay of the treatment of PFIC patients and its potential to improve the current standard of care; the potential benefits of an orphan drug designation; the length of time for which Albireo’s cash resources are expected to be sufficient, and the milestones and activities to be funded with those cash resources; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” or the negative of these terms or other similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: there are no guarantees that Bylvay will be commercially successful; we may encounter issues, delays or other challenges in launching or commercializing Bylvay; whether Bylvay receives adequate reimbursement from third-party payors; the degree to which Bylvay receives acceptance from patients and physicians for its approved indication; challenges associated with execution of our sales activities, which in each case could limit the potential of our product; challenges associated with supply and distribution activities, which in each case could limit our sales and the availability of our product; results achieved in Bylvay in the treatment of patients with PFIC may be different than observed in clinical trials, and may vary among patients; other potential negative impacts of the COVID-19 pandemic, including on manufacturing, supply, conduct or initiation of clinical trials, or other aspects of our business; whether favorable findings from clinical trials of Bylvay to date, including findings in indications other than PFIC, will be predictive of results from other clinical trials of Bylvay; there is no guarantee that Bylvay will be approved in jurisdictions or for indications beyond the jurisdictions in which or indications for which Bylyay is currently approved; there is no guarantee that our other products candidates will be approved; estimates of the addressable patient population for target indications may prove to be incorrect; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of Bylvay, including BOLD and ASSERT, and the Phase 1 clinical trial of A3907, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or Europe; delays or other challenges in the recruitment of patients for, or the conduct of, the Company’s clinical trials; and the Company’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement except as required by applicable law.

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Media Contact:
Colleen Alabiso, 857-356-3905, colleen.alabiso@albireopharma.com
Lauren Sneider, 857-300-1737, lauren.sneider@albireopharma.com

Investor Contact:
Hans Vitzthum, LifeSci Advisors, LLC., 617-430-7578

Albireo Pharma, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$262,612	$251,272
Accounts receivable, net	1,307	—
Inventory	196	—
Prepaid expenses and other current assets	7,779	10,593
Total current assets	271,894	261,865
Property and equipment, net	775	478
Goodwill	17,260	17,260
Other assets	6,516	6,004
Total assets	$296,445	$285,607
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,222	$5,283
Accrued expenses	20,884	19,051
Other current liabilities	5,043	948
Total current liabilities	33,149	25,282
Liability related to sale of future royalties	68,513	65,894
Note payable, net of discount	9,929	9,621
Other long-term liabilities	3,138	3,579
Total liabilities	114,729	104,376
Stockholders’ Equity:
Preferred stock, $0.01 par value per share — 50,000,000 shares authorized at September 30, 2021 and December 31, 2020; 0 and 0 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.01 par value per share — 60,000,000 and 30,000,000 shares authorized at September 30, 2021 and December 31, 2020, respectively; 19,283,269 and 19,275,509 shares issued and outstanding at September 30, 2021, respectively, and 19,107,040 shares issued and outstanding at December 31, 2020	193	191
Additional paid-in capital	472,363	456,472
Accumulated other comprehensive loss	(722)	(8,612)
Accumulated deficit	(289,888)	(266,820)
Treasury stock at cost, 7,760 shares and 0 shares at September 30, 2021 and December 31, 2020, respectively	(230)	—
Total stockholders’ equity	181,716	181,231
Total liabilities and stockholders’ equity	$296,445	$285,607

Albireo Pharma, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Product revenue, net	$1,060	$—	$1,060	$—
Royalty revenue	2,604	2,131	6,998	5,592
Total revenue	3,664	2,131	8,058	5,592
Cost of product revenue	431	—	431	—
Gross profit	3,233	2,131	7,627	5,592
Operating expenses:
Research and development	21,083	22,200	61,920	56,727
Selling, general and administrative	17,612	11,663	49,825	28,290
Other operating expense (income), net	3,719	(4,628)	7,873	(4,556)
Total operating expenses	42,414	29,235	119,618	80,461
Operating loss	(39,181)	(27,104)	(111,991)	(74,869)
Other income (loss):
Gain from sale of priority review voucher, net of transaction costs	103,387	—	103,387	—
Interest expense, net	(3,331)	(3,639)	(10,675)	(7,965)
Net income (loss) before income taxes	60,875	(30,743)	(19,279)	(82,834)
Provision for income taxes	3,789	—	3,789	—
Net income (loss)	$57,086	$(30,743)	$(23,068)	$(82,834)
Net income (loss) per share attributable to holders of common stock:
Basic	$2.96	$(1.96)	$(1.20)	$(5.54)
Diluted	$2.90	$(1.96)	$(1.20)	$(5.54)
Weighted-average common shares outstanding:
Basic	19,258,905	15,704,293	19,197,536	14,942,213
Diluted	19,651,243	15,704,293	19,197,536	14,942,213